Exhibit 99.1

        GulfWest Energy Inc. Completes Recapitalization Plan;
                   Adds to Senior Management Team;
                  Converts Preferred Stock to Common

    HOUSTON--(BUSINESS WIRE)--April 1, 2005--GulfWest Energy Inc. (OTCBB:GULF) today announced that, pursuant to its recapitalization plan, it has completed additions to its senior management team and has converted shares of its Series A and Series F Convertible Preferred Stock to common stock.

    Senior Management Team

    Allan D. Keel, the company's recently elected President/CEO, is pleased to announce the election of the following officers to the GulfWest team:

    Tracy Price - Senior Vice President - Land/Business Development Tommy Atkins - Senior Vice President - Exploration
    Steven Mengle - Senior Vice President - Engineering

    Mr. Price joins GulfWest with responsibility for finding and developing new prospect and joint venture opportunities for GulfWest. Mr. Price joins GulfWest after serving as the Senior Vice President - Land/Business Development for The Houston Exploration Company from 2001 until joining GulfWest. Prior to his tenure at The Houston Exploration Company, Mr. Price served as Manager of Land and Business Development for Newfield Exploration Company between 1990 and 2001. From 1986 to 1990 Mr. Price was Land Manager for Apache Corporation. Prior to Apache, Mr. Price has also served in similar land management capacities at Challenger Minerals Inc. and Phillips Petroleum Company. Mr. Price received his BBA in Petroleum Land Management from the University of Texas.
    Mr. Atkins joins GulfWest with responsibility for generating new exploitation and exploration opportunities for GulfWest, both internally and through industry partners. Mr. Atkins joins GulfWest after serving as the General Manager - Gulf of Mexico for Newfield Exploration Company where he was employed from 1998 until joining GulfWest. Prior to his tenure at Newfield, Mr. Atkins served in various exploration capacities with EOG Resources and its predecessor companies from 1984 to 1998, including prospect generator, development geologist and finally as Exploration Manager. Mr. Atkins also worked at the Superior Oil Company from 1981 through 1984. Mr. Atkins received a BS in Geology from the University of Oklahoma.
    Mr. Mengle joins GulfWest with responsibility for the technical evaluation, review and reserve maximization of GulfWest's existing reserve base, a large portion of which is proved, developed, non-producing or proved undeveloped, as well as for evaluating the reserves on prospects and acquisitions that GulfWest may pursue in the future. Mr. Mengle joins GulfWest after serving as the Shelf Asset Manager - Gulf of Mexico, for Kerr McGee Corporation subsequent to the 2004 merger with Westport Resources. Mr. Mengle was with Westport Resources from 1998 to 2004, where he started Westport's Gulf Coast/Gulf of Mexico drilling and production operations and where he worked with Mr. Keel. Prior to joining Westport, Mr. Mengle also served in various drilling, production and marketing management capacities at Norcen Energy Resources, Kirby Exploration and Mobil Oil Corp. Mr. Mengle received his BS in Petroleum Engineering from the University of Texas.
    Mr. Keel commented, "GulfWest Energy is very fortunate to be able to attract this talented group of industry executives, which combined with Tom Kaetzer, our Senior Vice President of Operations, and Joe Grady, our Senior Vice President & Chief Financial Officer, forms a strong industry management team that I very much look forward to working with at GulfWest. Starting out with this team and our strong equity sponsor in Oaktree Capital, combined with a well-defined development program, positive cash flow and new financial flexibility, gives us the opportunity to pursue a balanced strategy of quickly developing proved reserves in this high commodity price environment and the ability to identify and pursue new opportunities in the exploration and production arena."

    Conversion of Series A and Series F Preferred Stock to Common
Stock

    GulfWest is also pleased to report that as part of the recent recapitalization of the Company, holders of 3,250 shares of the Company's Series A Preferred Stock (liquidation preference of $1,625,000) have converted that stock into 4,642,859 shares of common stock, based on a conversion price of $0.35 per common share. The conversion of the Series A into common, combined with the conversion of the Series F Preferred Stock into 170,000 shares of common stock also in conjunction with the recapitalization, results in a post-recapitalization of approximately 24.9 million shares of outstanding common stock. The holders of the remaining 6,700 shares of the Series A Preferred Stock elected to convert their holdings into 6,700 shares of a new Series H Preferred Stock (liquidation preference of approximately $3.4 million), which is junior in priority to the Series G Preferred Stock, but senior to all other series of preferred stock of the Company. On an "as converted" basis, assuming the conversion of all convertible securities to common stock and the exercise of all warrants and options granted and outstanding, the fully diluted shares outstanding after the February 28, 2005 recapitalization would be approximately 103.8 million shares.

    Completion of Recapitalization Plan

    With the completion of the sale of the Series G Preferred Stock to Oaktree Capital Management affiliates, the use of proceeds to pay down substantially all outstanding debt of the Company, the conversion of a portion of the Series A Preferred Stock and the Series F Preferred Stock to common stock, price-protecting future estimated production from producing properties in this high commodity price environment and the completion of the new management team substantially completes the Company's recapitalization plan. GulfWest is also soliciting proposals for a new senior revolving credit facility to further enhance its financial flexibility for general corporate purposes as well as for pursuing acquisition opportunities. Below is a summary of the audited December 31, 2004 balance sheet of the Company, adjusted to reflect proforma balances assuming that the sale of the Series G Preferred Stock sale to Oaktree Capital, and all other transactions related to that sale, had happened on December 31, 2004.

                                12/31/04     Proforma     12/31/04
                                 Actual    Adjustments    Proforma
                              ------------ ------------ ------------
Cash                                 $411       $1,636       $2,047
Other Current Assets                1,803                     1,803
Property, Plant & Equipment,
 net                               50,123        1,169       51,292
Other Assets                        5,364       (1,757)       3,607
                              ------------ ------------ ------------
Total Assets                       57,701        1,048       58,749
                              ------------ ------------ ------------

Notes Payable                     $29,855      (29,726)         129
Accounts Payable & Accrued
 Expenses                           5,596       (3,519)       2,077
Income Taxes Payable                  118                       118
Long-term Debt                        805         (743)          62
Asset Retirement Obligations        1,145                     1,145
Derivative Instruments              1,505                     1,505
Equity                             18,677       35,036       53,713
                              ------------ ------------ ------------
Total Liabilities &
 Stockholders' Equity             $57,701       $1,048      $58,749
                              ------------ ------------ ------------


    This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning GulfWest's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that GulfWest expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions GulfWest made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond GulfWest's control. Statements regarding future production are subject to all of the risks and uncertainties normal incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004 for a further discussion of these risks.

    CONTACT: GulfWest Energy Inc., Houston
             E. Joseph Grady, 281-820-1919